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                                                                     EXHIBIT 5.1




December 28, 1998


Aqua-Chem, Inc.
7800 North 113th Street
P.O. Box 421
Milwaukee, WI 53201


         Re: Form S-4 Registration Statement for Aqua-Chem, Inc. $125,000,000 11 1/4% Senior Subordinated Notes Due 2008


Gentlemen:

         We have acted as counsel to Aqua-Chem, Inc., (the "Company" or "Registrant") in connection with the preparation and filing of the above-referenced Registration Statement and the proposed issuance by the Company of up to $125,000,000 of its 11 1/4% Senior Subordinated Notes Due 2008 (the "Exchange Notes" or the "Securities") in an exchange offer for the Company's existing 11 1/4% Senior Subordinated Notes Due 2008 issued on June 23, 1998 (the "Existing Notes"), to which Securities the Registration Statement relates.

         We have also examined the Certificate of Incorporation and By-Laws of the Registrant, certain corporate resolutions of the Registrant, and such other documents, records, certificates and agreements, and have made such legal and factual investigations, as we have deemed necessary to enable us to render the opinions expressed herein. As to the various matters of a factual nature forming the basis for our opinions herein, we have relied, to the extent we deemed appropriate, upon various representations made and information furnished to us by various representatives of the Registrant. We have assumed the authenticity of all documents and instruments represented to us to be originals and the conformity to originals of all documents and instruments represented to us to be copies of originals.

         We are admitted to the Bar of the State of Wisconsin. In rendering the opinions expressed herein, we express no opinion as to matters involving the application of laws other than the laws of the State of Wisconsin, federal laws of the United States or the Delaware General Corporation Law. We note that the Indenture and the Securities are governed by the law of the State of New York.



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         Based on the foregoing, it is our opinion that the Securities being offered by the Registrant, when issued against payment of the consideration therefor (consisting of the exchange of a like amount of Existing Notes) as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable, and will be the valid, legal and binding obligations of the Company enforceable against the Company in accordance with their terms. Our opinion expressed herein as to enforceability is subject to and limited in each case by the effect of (1) bankruptcy, insolvency, reorganization, arrangement, moratorium, and other laws affecting or relating to the rights of creditors generally; (2) rules of law governing specific performance, injunctive relief, or other equitable remedies and general principles of equity; (3) the discretion of the court before which any proceeding may be brought; and (4) certain rules of law which may render certain provisions of the documents evidencing the Securities unenforceable in part, but the unenforceability of such provisions will not preclude the practical realization of the principal benefits and/or security intended to be provided thereby.

         We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and any amendments thereto (including post-effective amendments) and to the reference to this firm and to this opinion under the caption "LEGAL MATTERS" in the Prospectus which forms a part of the Registration Statement.

                                                Very truly yours,

                                                WHYTE HIRSCHBOECK DUDEK S.C.



                                            By: /s/ Andrew J. Guzikowski
                                                -----------------------------
                                                Andrew J. Guzikowski